Beyond AirTM Announces New NASDAQ Ticker Symbol is XAIR

New Ticker, XAIR, to be effective Monday, July 15, 2019

Garden City, NY, and Rehovot, Israel, July 15, 2019 – Beyond Air, Inc. (NASDAQ: XAIR), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, today announced that it has changed its NASDAQ ticker symbol from AITB to XAIR. The change is effective today, Monday, July 15, 2019.

Additional information can be found on the company’s website at www.beyondair.net.

About Beyond Air, Inc.

Beyond Air, Inc. is a clinical-stage medical device and biopharmaceutical company developing a revolutionary NO Generator and Delivery System that uses NO generated from ambient air and delivers precise amounts of NO to the lungs for the potential treatment of respiratory and other diseases. The Beyond Air NO Delivery System can generate up to 400 ppm of NO for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company is currently applying its therapeutic expertise to develop treatments for pulmonary hypertension in various settings, in addition to treatments for lower respiratory tract infections that are not effectively addressed with current standards of care. Beyond Air is currently advancing its revolutionary NO Generator and Delivery System in clinical trials for the treatment of bronchiolitis and severe lung infections such as nontuberculous mycobacteria (NTM). For more information, visit www.beyondair.net.

CONTACT

Steven Lisi, Chief Executive Officer

Beyond Air, Inc.

SLisi@beyondair.net

Bob Yedid

LifeSci Advisors, LLC

Bob@LifeSciAdvisors.com

(646) 597-6989